EXHIBIT  99

For Immediate Release       Contact: News Media                Wayne Charness
December 9, 1997                                                 401-727-5983
                                     Investor Relations   Renita E. O'Connell
                                                                 401-727-5401



  HASBRO, INC. ANNOUNCES GLOBAL INTEGRATION AND PROFIT ENHANCEMENT PROGRAM
                 PROJECTED FIVE YEAR SAVINGS OF $350 MILLION

              $500 MILLION SHARE REPURCHASE PLAN ALSO ANNOUNCED

	Pawtucket, RI December 9, 1997 -- Hasbro, Inc. (HAS:ASE) today announced a global integration and profit enhancement program consistent with the Company's focus on its unique core brand franchises and creating shareholder value. The program will include changes in three principal areas: a continued consolidation of the Company's manufacturing operations; the streamlining of marketing and sales, while exiting from certain underperforming markets and product lines; and the further leveraging of its overheads. As a result, the Company will recognize a one-time pre-tax charge in the fourth quarter of 1997 of approximately $140 million.

     The company also announced that the Board of Directors has authorized a $500 million share repurchase program. It anticipates utilizing this authorization over the next two to three years.

     "As we strive to become a leader in the global children's and family leisure time and entertainment industry, we must continue to sharpen our focus on the brands and markets where we have the greatest profit potential," said Alan G. Hassenfeld, Hasbro's Chairman and CEO. "This aggressive program, which includes investing some of the savings back into our business, positions Hasbro for impressive growth and profitability well into the next millennium. In addition, the stock buyback is one of the clearest signals we can send that we believe in our future and our ability to add value for our shareholders."

     "We plan to complete most of these actions over the next few months, and we expect to achieve approximately $350 million in total savings within five years, of which at least $40 million should be realized in 1998," Hassenfeld continued.

     In the area of manufacturing operations, the Company announced the closure of its New Zealand game factory and said that it will close and consolidate certain other under-utilized facilities in the coming months. This is in addition to the previously announced closing of its Waddington, U.K. and El Paso, Texas plants.

     "On the marketing front, we will streamline several business units around the world, consolidate some sales and marketing activities and exit certain unprofitable regional product lines," Hassenfeld continued.


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     Finally, the Company's new global organization, formed last July, is allowing it to better leverage its resources. "We are all learning how to work smarter," Hassenfeld said. "For example, we are reducing research and development costs as well as global commercials production and tooling costs by focusing on one global effort rather than several regional approaches."

     "The one unfortunate part of positioning Hasbro for continued growth and profitability is the need to eliminate jobs in our global workforce," said Hassenfeld. These changes will result in the elimination of approximately 2,500 positions worldwide, or about 20% of the Company's workforce. This number includes the nearly 700 people associated with the Company's El Paso facility.

     Of the $140 million one-time charge, $125 million will be reflected as a restructuring charge. The additional $15 million relates to product lines and will be included in our product costs.

     "We are convinced that these moves will help Hasbro enter the next millennium stronger and more focused than at anytime in our history," Hassenfeld concluded.

     Certain statements contained in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are, of course, inherently subject to known and unknown risks and uncertainties. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors including, but not limited to, market conditions, third party actions or approvals and the impact of competition, could delay and/or increase the cost of implementation of and/or alter the Company's actions and reduce actual results. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

     Hasbro is a worldwide leader in the design, manufacture and marketing of toys, games, interactive software, puzzles and infant care products. Both internationally and in the U.S., its Playskool(R), Kenner(R), Tonka(R), Milton Bradley(R), Parker Brothers(R), Hasbro Interactive(R), OddzOn(R) and Cap Toy(R) products provide children and families with the highest quality and most recognizable toys and games in the world.

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